EXHIBIT 99.1

Investor Contact:

Mitchell A. Derenzo

Chief Financial Officer

American River Bankshares

(916) 231-6723

Media Contact:

Diana La Point

Corporate Communications

American River Bankshares

(916) 231-6717

FOR IMMEDIATE RELEASE

American River Bankshares Reports Third Quarter 2013 Results

Sacramento, CA, October 17, 2013 – American River Bankshares (NASDAQ-GS: AMRB) today reported net income of $893,000, or $0.10 per diluted share for the third quarter of 2013 compared to $780,000, or $0.08 per diluted share for the third quarter of 2012. For the nine months ended September 30, 2013, net income was $2.2 million or $0.24 per diluted share, compared to $2.3 million or $0.24 per diluted share for the nine months ended September 30, 2012.

“In the third quarter, American River Bankshares reported growth in several key indicators, including net income, net interest margin, deposit and loan balances,” said David Taber, President and CEO of American River Bankshares. “While our growth in these areas was modest, that growth coupled with the results of our diligence in expense control, showcases our organization’s commitment to continued success.”

Financial Highlights

●	Net loans totaled $249.7 million at September 30, 2013, up from $247.8 million at June 30, 2013, and up from $245.5 at March 31, 2013.

●	Other real estate owned (“OREO”) declined 54.1% to $5.6 million at September 30, 2013, compared to $12.2 million at December 31, 2012, and declined 59.1% compared to $13.7 million one year ago.

●	The allowance for loan and lease losses was $5.6 million (2.18% of total loans and leases) at September 30, 2013, compared to $5.8 million (2.24% of total loans and leases) at December 31, 2012 and $5.9 million (2.15% of total loans and leases) one year ago. The allowance for loan and lease losses to nonperforming loans and leases increased to 114.9% at September 30, 2013, from 105.6% at December 31, 2012 and 87.6% one year ago.

●	The Company’s subsidiary, American River Bank, remains above the well-capitalized regulatory guidelines. At September 30, 2013, American River Bank’s Leverage ratio was 12.5% compared to 12.6% at December 31, 2012 and 12.7% one year ago; the Tier 1 Risk Based Capital ratio was 23.2% compared to 23.5% at December 31, 2012 and 22.4% one year ago; and the Total Risk Based Capital ratio was 24.4% compared to 24.8% at December 31, 2012 and 23.6% one year ago.

●	The third quarter 2013 net interest margin was 3.44%, up from 3.41% for the second quarter of 2013 and down from 3.88% for the third quarter of 2012.

●	Shareholders’ equity was $89.8 million at September 30, 2013 compared to $94.0 million at December 31, 2012 and $93.8 million at September 30, 2012. Tangible book value was $8.33 per share at December 31, 2012 compared to $8.31 per share at September 30, 2012 and September 30, 2013. Book value per share was $10.16 per share at September 30, 2013 compared to $10.08 per share at December 31, 2012 and $10.06 per share from a year ago.
Page 4 of 13 Pages

Northern California Economic Update, September 30, 2013

Each quarter, management at American River Bank prepares an industry and economic report for internal use that analyzes the past six to eight rolling quarters within the three primary markets in which the Company does business – Sacramento, Sonoma and Amador Counties. Sources of economic and industry information include: Voit Real Estate Services market reports, Keegan & Coppin Company, Inc., Trulia Real Estate Search, Foreclosure Radar, the State of California Economic Development Department, Currency Trading News and the Sacramento Association of Realtors. In general, the data included in the report shows economic indicators in these markets trending upwards through the end of 2011, moving the economy off of its low of the past few years. After mixed results in the first half of 2012, trends were positive in the third and fourth quarters. In general, results in the first three quarters of 2013 show positive trends. Activity in the residential market was positive throughout the past year and through three quarters of 2013. Commercial real estate trends improved in the fourth quarter of 2012 and have continued in 2013. In the third quarter of 2013, unemployment was higher than the second quarter, but remains lower than year-end 2012. Positive trends and ongoing tangible signs of sustained growth are required before management can determine the viability of the economic recovery in each of these regions.

Commercial Real Estate. In Sacramento County, office vacancy in the first half of 2013 was 15.9%, a decrease from 16.2% at year end; retail vacancy, at 9.0%, is also better than 9.4% at year-end; and at June 30, 2013, industrial vacancy is 11.7%, down from 11.9% at year-end 2012 and better than 12.4% at March 31, 2013. Vacancies of all three property types are the lowest in over two years. In Sonoma County, after dropping in the second half of 2012, office vacancies increased in the first half of 2013 but, at 21.0%, are below year-end and the lowest in over two years; retail vacancies continue to drop and were 4.8% at September 30, 2013 compared to 5.4% at year end; and industrial vacancies were 12.3% at year-end 2012 and, at 10.4%, have dropped steadily through all of 2013. In both Counties, absorption of commercial real estate continues to show improvement. In Sacramento County, office, retail and industrial properties have had positive absorption in each of the past four quarters. In Sonoma County, office and industrial absorption has been a positive in each of the past five quarters with total absorption improving; retail absorption is not measured but with a 4.8% vacancy rate, the retail market remains strong in the County. In Sacramento County, commercial lease rates have shown little change in the last two years; office rates have been in the $1.74/SF to $1.76/SF range for eight consecutive quarters, retail has ranged from $1.34/SF to $1.40/SF over the same period, and industrial has ranged from $0.35/SF to $0.37/SF. After declining for several quarters, data for Sonoma County shows some improvement; office leases have ranged from a low of $1.31/SF to the current rate of $1.41/SF, retail leases average $1.62/SF, and industrial rates, after dropping in the first quarter, increased to $0.77/SF at the end of June.

Residential Real Estate. Residential real estate data is focused on California and the markets we serve, and is easiest measured by tracking foreclosure activity (number of filings and results of closed foreclosures), home sales (sales prices and asking prices), and in sales vs. inventory. Trends in 2012 have continued into 2013 in default activity, with lower Notice of Default and Notice of Sale filings. Statewide through three quarters of 2013 (annualized), the numbers of Notice of Default and Notice of Sale filings are less than half of 2012. Notable is the trend in number of closed foreclosures that are being purchased by third parties. For property foreclosures Statewide in 2012, third party bids were 40% of trustee sales; through the first three quarters of 2013, this percentage was 50%. For Sacramento County in 2012, third party bids were 29% and this figure is 54% in the first three quarters of 2013; Sonoma County increased from 29% to 49%; and Amador County increased from 11% to 15%. Compared to same period one year ago, sales prices for homes sold in the third quarter of 2013 increased by 32% in Sacramento and 25% in Sonoma County, but dropped 17% in Amador County. Asking prices in Sacramento and Sonoma have also increased from one year ago, and are unchanged in Amador County. In the Sacramento region, after five months of reporting a sales inventory of less than one month, inventory increased to 42 days at the end of August. This is a not necessarily negative; compared to 2012 the number of sales is virtually the same but inventory of homes for sale is 70% higher. In August 2013, Sacramento reported 1,641 sales compared to 2,178 active listings; average days on market is also 28 days.

Page 5 of 13 Pages

Although not regional data, US home sales and new home starts are an indicator of an improving economy. Through August 2013, there were 5.39 million homes sold; on an annualized basis, this is more that 15% ahead of 2012. In 2012, housing starts were 28% higher than 2011 and, through eight months of 2013, they are 15% higher than 2012, at an annual rate of 891,000.

Employment. After an increase in unemployment to 11.4% in California in the second quarter of 2012, the rate dropped steadily to 9.6% at year-end 2012, unemployment increased to 9.7% during the first quarter of 2013, dropped to 8.5% in the second quarter and increased to 8.9% in the third quarter. Job growth is also positive; through August 2013, the State has added 275,000 jobs, an increase of 1.64% over year end. At the end of August 2013, unemployment in two of our regions (Sacramento and Sonoma) is equal to or lower than the California average and, compared to one year ago, all three of our markets have improved. At August 31, 2013, the Sacramento unemployment rate was reported to be 8.9%, Sonoma was reported to be 6.6%, and Amador was reported to be 9.4%. Similar to the State, all three regions reported higher unemployment the third quarter, compared to the second quarter, but are all lower than year-end. As noted, job growth in California has been positive and this trend is consistent in our markets. Through August 2013, Sacramento job growth was 10,600 compared to year-end 2012, an increase of 1.69%. Sonoma County reports similar positive job growth, up 4,300 in 2013, 1.82% higher than year end. Through 2011, Amador County experienced a general decline in the number of jobs but this has improved. In 2012, total jobs grew by 40 (0.28%) and, through August 2013, there are 290 new jobs, an increase of 1.99% compared to year end 2012.

Asset Quality and Balance Sheet Review

American River Bankshares’ assets totaled $602.2 million at September 30, 2013, compared to $596.4 million at December 31, 2012, and $584.6 million at September 30, 2012.

Net loans totaled $249.7 million at September 30, 2013, down from $252.1 million at December 31, 2012 and down from $270.2 million at September 30, 2012. Nonperforming loans decreased $2.0 million (29.4%) from $6.8 million at September 30, 2012 to $4.8 million at September 30, 2013. The loan portfolio at September 30, 2013 included: real estate loans of $220.6 million (86% of the portfolio), commercial loans of $24.6 million (10% of the portfolio) and other loans, which consist mainly of leases and consumer loans of $10.3 million (4% of the portfolio). The real estate loan portfolio at September 30, 2013 includes: owner-occupied commercial real estate loans of $84.8 million (38% of the real estate portfolio), investor commercial real estate loans of $97.7 million (44% of the real estate portfolio), construction and land development loans of $7.9 million (4% of the real estate portfolio) and other loans, which consists of residential and multi-family real estate loans of $30.2 million (14% of the real estate loan portfolio).

Nonperforming assets (“NPAs”) include nonperforming loans and leases and other real estate owned. Nonperforming loans includes all such loans and leases that are either placed on nonaccrual status or are 90 days past due as to principal or interest but still accrue interest because such loans are well-secured and in the process of collection. NPAs declined to $10.5 million at September 30, 2013 from $17.7 million at year end 2012 and from $20.5 million at September 30, 2012. The NPAs to total assets ratio stood at 1.74% at the end of September 2013, down from 2.97% at December 2012 and 3.50% one year ago. Nonperforming loans decreased $700,000 (12.7%) from $5.5 million at December 31, 2012. The decrease in nonperforming loans was predominately the result of loans returning to accrual status from improved credit quality, charge offs, payoffs, and transfers to other real estate owned (“OREO”).

At September 30, 2013, the Company had nine OREO properties totaling $5.6 million. This compares to 20 OREO properties totaling $12.2 million at December 31, 2012 and 23 OREO properties totaling $13.7 million at September 30, 2012. During the third quarter of 2013, the Company sold six properties for a $115,000 net gain and added a single property with a net book value of $172,000. The Company adjusted the balance on a single property, to fair value, that was obtained in a prior quarter by $10,000 for which updated information was received in the current quarter. This adjustment went to OREO expense. Other adjustments were an addition of $133,000 to the OREO valuation for potential fourth quarter sales that are less than the current book value. At September 30, 2013, the OREO valuation allowance was $133,000. This compares to a valuation allowance of $175,000 at December 31, 2012 and $40,000 at September 30, 2012.

Page 6 of 13 Pages

Loans measured for impairment were $28.7 million at the end of September 2013, compared to $26.6 million at December 31, 2012, and $26.0 million a year ago. There was no provision for loan and lease losses for the third quarter of 2013 compared to a $410,000 provision for the third quarter of 2012. The Company had net charge-offs of $113,000 in the third quarter of 2013 compared to $677,000 in the third quarter of 2012. The Company maintains the allowance for loan and lease losses at a level believed to be adequate for known and inherent risks in the portfolio. The methodology incorporates a variety of risk considerations, both quantitative and qualitative, in establishing an allowance for loan and lease losses that management believes is appropriate at each reporting date.

The Company evaluates nonperforming loans for impairment and assigns specific reserves when necessary. At September 30, 2013, this evaluation resulted in specific reserves of $801,000 on nonperforming loans that were considered impaired compared to $528,000 at December 31, 2012 and $455,000 at September 30, 2012. In addition, there were 12 loans totaling $3.2 million, which are included in the $4.8 million of nonperforming loans and leases, which have been modified and are considered troubled debt restructures at September 30, 2013. At September 30, 2012 there were 12 loans totaling $2.5 million, which had been modified and were considered troubled debt restructures, which were also included in the nonperforming loan totals.

Investment securities, which include stock of the Federal Home Loan Bank of San Francisco (“FHLB Stock”), totaled $273.2 million at September 30, 2013, up 15.2% from $237.2 million at December 31, 2012 and up 16.8% from $233.9 million at September 30, 2012. At September 30, 2013, the investment portfolio was comprised of 88% mortgage-backed securities issued by government sponsored entities, 10% obligations of states and political subdivisions, 1% corporate bonds and 1% in FHLB Stock.

At September 30, 2013, total deposits were $490.6 million, compared to $478.3 million at December 31, 2012 and $466.7 million one year ago. Core deposits increased 8% to $397.1 million at September 30, 2013 from $367.2 million at September 30, 2012 and 4% from $381.3 million at December 31, 2012. The Company considers all deposits except time deposits as core deposits.

At September 30, 2013, noninterest-bearing demand deposits accounted for 29% of total deposits, interest-bearing demand accounts were 12%, savings deposits were 11%, money market balances accounted for 29% and time certificates were 19% of total deposits. At September 30, 2012, noninterest-bearing demand deposits accounted for 29% of total deposits, interest-bearing demand accounts were 11%, savings deposits were 11%, money market balances accounted for 28% and time certificates were 21% of total deposits.

Shareholders’ equity decreased to $89.8 million at September 30, 2013 compared to $94.0 million at December 31, 2012 and $93.8 million at September 30, 2012. The decrease in equity from December 31, 2012 was due to a reduction in common stock ($3.8 million), primarily related to the repurchases made under the 2013 Stock Repurchase Program. Retained earnings increased $2.2 million as a result of the net income during the period. Accumulated other comprehensive income decreased $2.6 million as a result of the decrease in the unrealized gain on securities due to a recent increase in interest rates. During the third quarter of 2013, the Company did not repurchase any shares of its common stock under the 2013 Stock Repurchase Program. Year to date, the Company has repurchased 505,089 shares of its common stock at an average price of $7.68 per share.

Net Interest Income

Third quarter 2013 net interest income was down 10% to $4.4 million from $4.9 million in the third quarter of 2012 and for the nine months ended September 30, 2013, net interest income decreased 13% to $12.8 million from $14.7 million for the nine months ended September 30, 2012. The net interest margin as a percentage of average earning assets was 3.44% in the third quarter of 2013, compared to 3.41% in the second quarter of 2013 and 3.88% in the third quarter of 2012. For the nine months ended September 30, 2013, the net interest margin was 3.46% compared to 3.94% for the nine months ended September 30, 2012. Interest income for the third quarter of 2013 decreased 11% to $4.8 million from $5.3 million for the third quarter of 2012 and for the nine months ended September 30, 2013, interest income decreased 14% to $14.0 million from $16.2 million for the nine months ended September 30, 2012. Interest expense for the third quarter of 2013 decreased 23% to $361,000 from $470,000 for the third quarter of 2012 and for the nine months ended September 30, 2013 decreased 21% to $1.1 million from $1.5 million for the nine months ended September 30, 2012.

Page 7 of 13 Pages

The average tax equivalent yield on earning assets declined from 4.25% in the third quarter of 2012 to 3.71% for the third quarter of 2013 and for the nine months ended September 30, 2013, declined to 3.76% from 4.32% for the nine months ended September 30, 2012. Much of the decline in yields can be attributed to the overall lower interest rate environment, a decrease in average loans and an increase in average balances of lower yielding investment securities. Although the foregone interest on nonaccrual loans decreased in the third quarter of 2013 compared to the third quarter of 2012, it continues to have an impact on the net interest margin. During the third quarter of 2013, foregone interest income on nonaccrual loans was approximately $101,000, compared to foregone interest of $129,000 during the third quarter of 2012. The foregone interest had an 8 basis point negative impact on the yield on earning assets during the third quarter of 2013 compared to a 10 basis point negative impact during the third quarter of 2012.

The average balance of earning assets increased 2% from $506.7 million in the third quarter of 2012 to $516.0 million in the third quarter of 2013 and for the nine months ended September 30, 2013, decreased 0.6% to $503.8 million from $506.8 million for the nine months ended September 30, 2012. While the change in average earning assets was minimal, there continues to be a significant change in the mix of the assets as principal reductions from loan paydowns were invested into investment securities. This mix change resulted in a decrease in loan balances and an increase in lower yielding investment security balances, and this change contributed to the decrease in the yield on earning assets mentioned above.

When compared to the third quarter of 2012, average loan balances were down 9% to $252.2 million for the third quarter of 2013 and for the nine months ended September 30, 2013 decreased 12% to $252.1 million. Although the Company has continued to generate new loans, over the past twelve months the production of new loans has been less than loan payoffs. Compared to the third quarter of 2012, average investment securities were up 15% to $262.8 million during the third quarter of 2013.

Average deposits increased from $474.8 million during the third quarter of 2012 to $477.4 million during the third quarter of 2013 and from $469.7 million during the first nine months of 2012 to $471.9 million during the first nine months of 2013. Average borrowings decreased from $17.6 million during the third quarter of 2012 to $16.1 million during the third quarter of 2013 and for the nine months ended September 30, 2013, increased to $17.1 million from $15.7 million for the nine months ended September 30, 2012.

Noninterest Income and Expense

Noninterest income for the third quarter of 2013 was $462,000, down 35% from $712,000 in the third quarter of 2012 and for the nine months ended September 30, 2013, was down 27% to $1.5 million from $2.1 million for the nine months ended September 30, 2012. On a quarter over quarter basis, the decrease in noninterest income was primarily related to a decrease in income from OREO properties from $262,000 in the third quarter of 2012 to $79,000 in 2013, a decrease in service charges on deposit accounts from $173,000 in 2012 to $140,000 in 2013 and a decrease in merchant income from $141,000 in 2012 to $113,000 in 2013. The decrease in OREO income results from lower rents received from foreclosed office buildings, as the Company has been able to sell many of the properties. The decrease in service charges is primarily related to lower fees collected on checks drawn on insufficient funds. The merchant income decrease is related to less volume on existing clients as well as lower growth. On a year over year basis, the decrease in noninterest income was primarily related to a decrease in income from OREO properties from $653,000 in 2012 to $242,000 in 2013, a decrease in service charges on deposit accounts from $563,000 in 2012 to $438,000 in 2013 and a decrease in gains on sale of securities from $75,000 in 2012 to $19,000 in 2013. Security gains or losses are dependent upon volume and the market. The decrease in the nine month period in 2013, was partially offset by proceeds of a life insurance policy on a former director, resulting in tax-free income of $118,000 that was recorded during the first quarter of 2013.

Page 8 of 13 Pages

Noninterest expense decreased 16% to $3.5 million for the third quarter of 2013 from $4.2 million in the third quarter of 2012 and for the nine months ended September 30, 2013, was down 10% to $11.2 million from $12.4 million for the nine months ended September 30, 2012. While there were many fluctuations in expense related items between the third quarter of 2012 and 2013, two areas of note would be a decrease in OREO related expense from $573,000 in 2012 to $137,000 in 2013 and a decrease in regulatory assessments from $157,000 in 2012 to $127,000 in 2013. On a year over year basis, OREO related expense decreased from $1.4 million in 2012 to $637,000 in 2013 and regulatory assessments decreased from $474,000 in 2012 to $272,000 in 2013. The primary reason for the decrease in OREO related expenses is due to the sale of a number of properties, including office buildings. The decrease in the regulatory assessments relates to an adjustment to the FDIC accrual based upon an updated analysis revealing that the accrual should be reduced.

The fully taxable equivalent efficiency ratio for the third quarter of 2013 decreased to 71.72% from 73.71% for the third quarter of 2012 and for the nine months ended September 30, 2012, increased to 76.52% from 71.78% for the nine months ended September 30, 2012.

Provision for Income Taxes

Federal and state income taxes for the quarter ended September 30, 2013 increased from $167,000 in the third quarter of 2012 to $429,000 in the third quarter of 2013. For the nine months ended September 30, 2012, the provision for income taxes increased to $834,000 from $729,000 for the nine months ended September 30, 2012. The lower tax expense in 2012 resulted from the normal tax benefits such as the benefits of tax-free income related to municipal bonds and bank owned life insurance, but also in the third quarter of 2012, the Company began recognizing the benefits of Enterprise Zone credits on its State tax return. This was the first time the Company took advantage of the hiring credit and the sales and use tax credit offered under the California Enterprise Zone program. In the third quarter of 2012, the Company realized a significant portion of the credit available for 2012.

Earnings Conference Call

The third quarter earnings conference call will be held Thursday, October 17, 2013 at 1:30 p.m. Pacific Time (4:30 p.m. Eastern Time). David T. Taber, President and Chief Executive Officer, and Mitchell A. Derenzo, Executive Vice President and Chief Financial Officer, both of American River Bankshares, will lead a live presentation and answer analysts’ questions. Shareholders, analysts and other interested parties are invited to join the call by dialing (888) 517-2513 and entering the Conference ID 8692619#. A recording of the call will be available approximately twenty-four hours after the call’s completion on http://amrb.podbean.com.

About American River Bankshares

American River Bankshares [NASDAQ-GS: AMRB] is the parent company of American River Bank, a regional bank serving Northern California since 1983. We give business owners more REACH by offering financial expertise and exceptional service to complement a full suite of banking products and services. Our honest approach, commitment to community and focus on profitability is intended to lead our clients to greater success. For more information, call (800) 544-0545 or visit AmericanRiverBank.com.

Forward-Looking Statements

Certain statements contained herein are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 and subject to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, that involve risks and uncertainties. Actual results may differ materially from the results in these forward-looking statements. Factors that might cause such a difference include, among other matters, changes in interest rates, economic conditions, governmental regulation and legislation, credit quality, and competition affecting the Company’s businesses generally; the risk of natural disasters and future catastrophic events including terrorist related incidents; and other factors discussed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2012, and in subsequent reports filed on Form 10-Q and Form 8-K. The Company does not undertake any obligation to publicly update or revise any of these forward-looking statements, whether to reflect new information, future events or otherwise, except as required by law.

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Page 9 of 13 Pages

American River Bankshares

Condensed Consolidated Balance Sheets (Unaudited)

(Dollars in thousands)
	September 30,	December 31,	September 30,
ASSETS	2013	2012	2012
Cash and due from banks	$35,152	$55,461	$28,651
Interest-bearing deposits in banks	1,000	750	1,000
Investment securities	269,917	233,956	230,646
Loans & leases:
Real estate	220,593	213,900	229,441
Commercial	24,606	30,811	32,385
Lease financing	1,040	1,509	1,886
Other	9,299	11,909	12,631
Deferred loan and lease origination fees, net	(241)	(230)	(213)
Allowance for loan and lease losses	(5,567)	(5,781)	(5,934)
Loans and leases, net	249,730	252,118	270,196
Bank premises and equipment, net	1,581	1,888	2,182
Goodwill and intangible assets	16,321	16,321	16,354
Investment in Federal Home Loan Bank Stock	3,248	3,254	3,254
Other real estate owned, net	5,624	12,237	13,681
Accrued interest receivable and other assets	19,668	20,404	18,594
	$602,241	$596,389	$584,558

LIABILITIES & SHAREHOLDERS’ EQUITY
Noninterest-bearing deposits	$144,673	$151,201	$137,289
Interest checking	59,155	50,891	52,254
Money market	141,231	127,644	126,445
Savings	52,066	51,539	51,254
Time deposits	93,459	96,981	99,483
Total deposits	490,584	478,256	466,725
Short-term borrowings	8,000	2,000	2,000
Long-term borrowings	8,000	16,000	16,000
Accrued interest and other liabilities	5,886	6,139	5,987
Total liabilities	512,470	502,395	490,712

SHAREHOLDERS’ EQUITY
Common stock	$64,168	$67,977	$67,948
Retained earnings	23,899	21,732	20,861
Accumulated other comprehensive income	1,704	4,285	5,037
Total shareholders’ equity	89,771	93,994	93,846
	$602,241	$596,389	$584,558

Ratios:
Nonperforming loans and leases to total loans and leases	1.90%	2.12%	2.45%
Net chargeoffs to average loans and leases (annualized)	0.22%	0.93%	1.15%
Allowance for loan and lease losses to total loans and leases	2.18%	2.24%	2.15%

American River Bank Capital Ratios:
Leverage Capital Ratio	12.46%	12.64%	12.69%
Tier 1 Risk-Based Capital Ratio	23.15%	23.54%	22.37%
Total Risk-Based Capital Ratio	24.41%	24.80%	23.62%

American River Bankshares Capital Ratios:
Leverage Capital Ratio	12.58%	12.82%	12.70%
Tier 1 Risk-Based Capital Ratio	23.36%	23.87%	22.39%
Total Risk-Based Capital Ratio	24.62%	25.13%	23.65%
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American River Bankshares

Condensed Consolidated Statements of Income (Unaudited)

(Dollars in thousands, except per share data)
	Third	Third		For the Nine Months
	Quarter	Quarter	%	Ended September 30,		%
	2013	2012	Change	2013	2012	Change
Interest income	$4,757	$5,334	(10.8)%	$13,959	16,168	(13.7)%
Interest expense	361	470	(23.2)%	1,143	1,454	(21.4)%
Net interest income	4,396	4,864	(9.6)%	12,816	14,714	(12.9)%
Provision for loan and lease losses	0	410	(100.0)%	200	1,365	(85.3)%
Total noninterest income	462	712	(35.1)%	1,535	2,099	(26.9)%
Total noninterest expense	3,536	4,219	(16.2)%	11,150	12,382	(9.9)%
Income before provision for income taxes	1,322	947	39.6%	3,001	3,066	(2.1)%
Provision for income taxes	429	167	156.9%	834	729	14.4%
Net income	$893	$780	14.5%	$2,167	2,337	(7.3)%

Basic earnings per share	$0.10	$0.08	25.0%	$0.24	0.24	—%
Diluted earnings per share	$0.10	$0.08	25.0%	$0.24	0.24	—%
Average diluted shares outstanding	8,817,287	9,297,505		8,974,803	9,553,430

Net interest margin as a percentage of average earning assets	3.44%	3.88%		3.46%	3.94%

Operating Ratios:
Return on average assets	0.60%	0.52%		0.49%	0.53%
Return on average equity	4.01%	3.34%		3.19%	3.33%
Return on average tangible equity	4.92%	4.05%		3.89%	4.04%
Efficiency ratio (fully taxable equivalent)	71.72%	73.71%		76.52%	71.78%
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American River Bankshares

Condensed Consolidated Statements of Income (Unaudited)

Trailing Five Quarters

(Dollars in thousands, except per share data)
	Third	Second	First	Fourth	Third
	Quarter	Quarter	Quarter	Quarter	Quarter
	2013	2013	2013	2012	2012
Interest income	$4,757	$4,551	$4,651	$5,131	$5,334
Interest expense	361	375	407	440	470
Net interest income	4,396	4,176	4,244	4,691	4,864
Provision for loan and lease losses	0	100	100	0	410
Total noninterest income	462	448	625	675	712
Total noninterest expense	3,536	3,612	4,002	4,365	4,219
Income before provision for income taxes	1,322	912	767	1,001	947
Provision for income taxes	429	260	145	131	167
Net income	$893	$652	$622	$870	$780

Basic earnings per share	$0.10	$0.07	$0.07	$0.09	$0.08
Diluted earnings per share	$0.10	$0.07	$0.07	$0.09	$0.08

Net interest margin as a percentage of average earning assets	3.44%	3.41%	3.53%	3.80%	3.88%

Average diluted shares outstanding	8,817,287	8,898,125	9,220,617	9,307,442	9,297,505
Shares outstanding-end of period	8,833,562	8,833,562	9,105,729	9,327,203	9,327,203

Operating Ratios (annualized):
Return on average assets	0.60%	0.45%	0.43%	0.58%	0.52%
Return on average equity	4.01%	2.87%	2.70%	3.68%	3.34%
Return on average tangible equity	4.92%	3.50%	3.28%	4.46%	4.05%
Efficiency ratio (fully taxable equivalent)	71.72%	76.85%	80.95%	79.71%	73.71%
Page 12 of 13 Pages

American River Bankshares

Analysis of Net Interest Margin on Earning Assets

(Taxable Equivalent Basis)

(Dollars in thousands)
Three months ended September 30,	2013			2012
ASSETS	Avg Balance	Interest	Avg Yield	Avg Balance	Interest	Avg Yield
Loans and leases	$252,243	$3,541	5.57%	$277,793	$4,101	5.87%
Taxable investment securities	234,714	1,004	1.70%	198,106	1,007	2.02%
Tax-exempt investment securities	28,004	282	4.00%	29,806	304	4.06%
Corporate stock	38	1	10.44%	10	—	0.00%
Interest-bearing deposits in banks	1,000	1	0.40%	1,000	2	0.80%
Total earning assets	515,999	4,829	3.71%	506,715	5,414	4.25%
Cash & due from banks	32,045			41,054
Other assets	45,410			49,974
Allowance for loan & lease losses	(5,735)			(6,283)
	$587,719			$591,460

LIABILITIES & SHAREHOLDERS’ EQUITY
Interest checking and money market	$186,685	$113	0.24%	$183,189	$155	0.34%
Savings	51,726	13	0.10%	51,726	28	0.22%
Time deposits	95,409	160	0.67%	100,202	212	0.84%
Other borrowings	16,103	75	1.85%	17,609	75	1.69%
Total interest bearing liabilities	349,923	361	0.41%	352,726	470	0.53%
Noninterest bearing demand deposits	143,607			139,645
Other liabilities	5,864			6,085
Total liabilities	499,394			498,456
Shareholders’ equity	88,325			93,004
	$587,719			$591,460
Net interest income & margin		$4,468	3.44%		$4,944	3.88%

Nine months ended September 30,	2013			2012
ASSETS	Avg Balance	Interest	Avg Yield	Avg Balance	Interest	Avg Yield
Loans and leases	$252,129	$10,699	5.67%	$287,552	$12,655	5.88%
Taxable investment securities	221,724	2,597	1.57%	188,828	2,828	2.00%
Tax-exempt investment securities	29,100	870	4.00%	29,390	902	4.10%
Corporate stock	32	12	50.14%	9	4	59.37%
Interest-bearing deposits in banks	864	2	0.31%	1,051	8	1.02%
Total earning assets	503,849	14,180	3.76%	506,830	16,397	4.32%
Cash & due from banks	39,682			37,360
Other assets	48,093			47,626
Allowance for loan & lease losses	(5,857)			(6,531)
	$585,767			$585,285

LIABILITIES & SHAREHOLDERS’ EQUITY
Interest checking and money market	$182,022	$361	0.27%	$182,833	$517	0.38%
Savings	51,124	55	0.14%	50,480	88	0.23%
Time deposits	96,385	502	0.70%	100,010	643	0.86%
Other borrowings	17,084	225	1.76%	15,741	206	1.75%
Total interest bearing liabilities	346,615	1,143	0.44%	349,064	1,454	0.56%
Noninterest bearing demand deposits	142,351			136,354
Other liabilities	5,912			6,230
Total liabilities	494,878			491,648
Shareholders’ equity	90,889			93,637
	$585,767			$585,285
Net interest income & margin		$13,037	3.46%		$14,943	3.94%
Page 13 of 13 Pages